EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is dated as of October 24, 2016 and is entered into by and between Agustin Gago (the “Executive”) and InspireMD, Inc. (the “Company”). The Company and the Executive shall be referred to herein as the “Parties.”

RECITALS

Whereas, the Company desires to employ the Executive as its Executive Vice-President, Chief Commercial Officer and the Executive desires to be employed by the Company as its Executive Vice-President, Chief Commercial Officer;

Whereas, the Company and the Executive desire to set forth in writing the terms and conditions of their agreement and understandings with respect to the employment of the Executive as its Executive Vice-President, Chief Commercial Officer; and

Whereas, the Company hereby employs the Executive, and the Executive hereby accepts employment with the Company for the period and upon the terms and conditions contained in this Agreement.

Now, Therefore, in consideration of the mutual promises and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties hereby agree as follows:

ARTICLE I.

Services to be Provided by THE Executive

A. Position and Responsibilities. The Executive shall be employed and serve as the Executive Vice-President, Chief Commercial Officer of the Company (together with such other position or positions consistent with the Executive’s title as the President and Chief Executive Officer shall specify from time to time) and shall report directly to the President and Chief Executive Officer. The Executive shall have such duties and responsibilities commensurate with such title, and as the President and Chief Executive Officer may require of the Executive from time to time.

B. Performance. During the Executive’s employment with the Company, the Executive shall devote on a full-time basis all of the Executive’s time, energy, skill and reasonable best efforts to the performance of the Executive’s duties hereunder in a manner that will faithfully and diligently further the business and interests of the Company, and shall exercise reasonable best efforts to perform the Executive’s duties in a diligent, trustworthy, good faith and business-like manner, all for the purpose of advancing the business of the Company. The Executive shall at all times act in a manner consistent with the Executive’s position.

C. Compliance. The Executive agrees to act in accordance with high business and ethical standards at all times. The Executive shall comply with the policies, codes of conduct, codes of ethics, written manuals and lawful directives of the Company and any of its affiliates. The Executive shall comply with all laws of any jurisdiction in which the Company does business. The Executive shall keep the President and Chief Executive Officer promptly and fully informed of the Executive’s conduct in connection with the business affairs of the Company. The Executive shall report the Executive’s own wrongdoing and any wrongdoing or proposed wrongdoing of any other employee, director, or contractor of the Company or other person performing services on behalf of the Company to the President and Chief Executive Officer or the Board of Directors (the “Board”) immediately upon becoming aware of it.

ARTICLE II.

Compensation for SErvices

As compensation for all services the Executive will perform under this Agreement, the Company will pay the Executive, and the Executive shall accept as full compensation, the following:

A. Base Salary. The Company shall pay the Executive an annual salary of $275,000 less applicable payroll deductions and tax withholdings (the “Base Salary”) for all services rendered by the Executive under this Agreement. Notwithstanding the foregoing, the Base Salary shall automatically increase to $300,000 effective January 1, 2018. The Company shall pay the Base Salary in accordance with the normal payroll practices of the Company.

B. Annual Bonus. Commencing in 2017, the Executive shall be eligible to receive an annual bonus (the “Annual Bonus”) during each year of the Term as provided in this Article II, Section B. The Executive shall be eligible to receive an Annual Bonus in an amount up to 50% of his then-Base Salary, less applicable payroll deductions and tax withholdings, based upon the achievement of reasonable target objectives and performance goals as may be determined by the President and Chief Executive Officer and approved by the Board after consultation with the Executive (the “Objectives”). The Objectives shall be based 60% on revenue achievement, 20% on marketing objectives, and 20% on corporate objectives. In addition, in the event that the Executive and his team shall exceed quarterly revenue targets determined by the President and Chief Executive Officer and approved by the Board after consultation with the Executive, the Executive may receive additional escalating amounts included as part of the Annual Bonus based upon the payment scales determined by the President and Chief Executive Officer and approved by the Board after consultation with the Executive. The Annual Bonus shall be payable in accordance with the Company’s annual bonus plan (the “Bonus Plan”). Amounts payable under the Bonus Plan shall be determined by the Board and shall be payable following such fiscal year and no later than two and one-half months after the end of such fiscal year.

C. 2016 Bonus. The Company agrees that should the Company’s net sales for the final quarter of 2016 (as determined by the Company) exceed its current forecast by 20% or greater, the Company shall pay the Executive a one-time bonus of $25,000, less applicable payroll deductions and tax withholdings (the “2016 Sales Bonus”). The 2016 Sales Bonus shall be payable on or before February 1, 2017.

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D. One-Time Bonus and Grant. The Company shall pay to the Executive a one-time lump-sum cash bonus in an amount equal to $25,000, less applicable taxes and withholdings, payable on or before November 15, 2016. On the Effective Date (defined below), the Company shall also grant to the Executive a stock option for the number of shares of the Company’s common stock with a fair market value on the date of grant equal to $25,000, subject to the terms and conditions of the InspireMD, Inc. 2013 Long-Term Incentive Plan, as amended (or any successor plan thereto) (the “LTIP”) and the Company’s form of option award agreement, which terms shall include, without limitation, vesting of 100% of the options on the first anniversary of the date of grant (subject to forfeiture upon termination of employment) and an exercise price equal to the fair market value of the Company’s common stock on the date of grant.

E. Equity Awards. On the Effective Date (defined below), the Company shall grant to the Executive a second stock option to purchase 32,000 shares of the Company’s common stock, subject to the terms and conditions of the LTIP and the Company’s form of option award agreement, which terms shall include, without limitation, vesting of the options in equal installments on the first and second anniversary of the date of grant (subject to forfeiture upon termination of employment) and an exercise price equal to the fair market value of the Company’s common stock on the date of grant. In addition, the Executive may be eligible to receive certain stock options or similar stock-based rights granted to the Executive as set forth separately in those certain agreements and subject to the terms and conditions of the LTIP.

F. Expenses. The Company agrees that, during the Executive’s employment, it will reimburse the Executive for out-of-pocket expenses reasonably incurred in connection with the Executive’s performance of the Executive’s services hereunder, upon the presentation by the Executive of an itemized accounting of such expenditures, with supporting receipts. Reimbursement shall be in compliance with the Company’s expense reimbursement policies.

G. Vacation. The Executive also shall be eligible for paid vacation in accordance with the Company’s policy, as in effect from time to time.

H. Other Benefits. The Executive is entitled to participate in any group health insurance plan, 401(k) plan, disability plan, group life plan, and any other benefit or welfare program or policy that is made generally available, from time to time, to other employees of the Company, on a basis consistent with such participation and subject to the terms of the plan documents, as such plans may be modified, amended, terminated, or replaced from time to time. Notwithstanding anything to the contrary contained herein and solely to the extent permitted by applicable law, in the event that the Company does not have a group health plan on the Effective Date (defined below) and the Executive (and his eligible dependents) purchases group health plan coverage, the Company agrees to pay or reimburse the Executive for 100% of the premiums due with respect to such coverage, in an amount not to exceed $2,500 per month, less any required tax withholdings, upon presentation by the Executive to the Company of a statement of premiums due with respect to such coverage, from the Effective Date (defined below) until the earliest of (i) the date the Executive and his eligible dependents are eligible for coverage under a group health plan of the Company; or (ii) the end of the Term.

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ARTICLE III.
Term; Termination

A. Term of Employment. This Agreement shall be binding upon and enforceable against the Company and the Executive immediately when both parties execute the Agreement. The Agreement’s stated term and the employment relationship created hereunder will begin on October 24, 2016 (the “Effective Date”) and will remain in effect until October 23, 2018, unless earlier terminated or extended in accordance with this Article III. This Agreement shall automatically renew for additional one-year periods on October 23, 2018 and on each and every October 23 thereafter unless either party gives the other party written notice of its or his election not to extend such employment at least two (2) months prior to the expiration date or next renewal date. The period during which the Executive is employed under this Agreement will be referred to as the “Term” and the effective date of the termination of the Executive’s employment will be referred to as the “Termination Date.”

B. Termination. Subject to the terms herein, either party may terminate the Executive’s employment at any time; provided that the Executive will be required to provide the Company at least ninety (90) days’ advance written notice of the Executive’s voluntary resignation and the Company will be required to provide the Executive at least ninety (90) days’ advance written notice of the Executive’s termination by the Company without Cause (defined below). The Termination Date shall be the date stated in the notice of termination. Upon termination of the Executive’s employment, the Company shall pay the Executive (i) any unpaid Base Salary accrued through the Termination Date, (ii) any accrued and unpaid vacation pay to which the Executive is entitled as a matter of law or Company policy, and (iii) any unreimbursed expenses properly incurred prior to the Termination Date (the “Accrued Obligations”).

(i) Termination for Cause or Voluntary Resignation. In the event the Company terminates the Executive’s employment for Cause (defined below) or the Executive voluntarily resigns, the Company shall have no further liability or obligation to the Executive under this Agreement or in connection with the Executive’s employment hereunder, except for the Accrued Obligations. The Accrued Obligations shall be payable in a lump sum within the time period required by applicable law, and in no event later than thirty (30) days following the Termination Date. For purposes of this Agreement, “Cause” means termination because of: (a) an act or acts of theft, embezzlement, fraud, or willful or material misrepresentation by the Executive; (b) the Executive’s indictment or conviction of, or pleading nolo contendere or guilty to, any crime; (c) commission by the Executive of acts that are dishonest and demonstrably injurious to the Company, monetarily or otherwise; (d) any violation by the Executive of any fiduciary duties owed by him to the Company; (e) the Executive’s failure or refusal to satisfactorily perform the duties and responsibilities required to be performed by the Executive under the terms of this Agreement or necessary to carry out the Executive’s job duties; and (f) a material breach by the Executive of this Agreement or any other agreement to which the Executive and the Company are parties. In each such event listed above, if the circumstances are curable, the Company shall give the Executive written notice thereof which shall specify in reasonable detail the circumstances constituting Cause, and there shall be no Cause with respect to any such circumstances if cured by the Executive within thirty (30) days after such notice.

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(ii) Termination Without Cause; Death. In the event the Executive’s employment is terminated by the Company without Cause or due to the Executive’s death, the Executive (or his estate) shall receive the Accrued Obligations, payable in a lump sum within the time period required by applicable law, and in no event later than thirty (30) days following the Termination Date and the following, subject to, in the event of the Executive’s termination without Cause, the execution and timely return by the Executive of a release of claims in the form to be delivered by the Company, which release shall, by its terms, be irrevocable no later than the sixtieth (60th) day following the Termination Date: (a) severance pay in an amount equal to the Executive’s Base Salary for twelve (12) months, payable in equal installments in accordance with the normal payroll policies of the Company, with the first installment being paid on the Company’s first regular pay date on or after the sixtieth (60th) day following the Termination Date, which initial payment shall include all installment amounts that would have been paid during the first sixty (60) days following the termination of employment had installments commenced immediately following the Termination Date; (b) any earned but unpaid Annual Bonus under Article II, Section B relating to the calendar year prior to the calendar year in which the Termination Date occurs, such amount to be paid within the time period set forth in Article II, Section B; and (c) to the fullest extent permitted by the Company’s then-current benefit plans, continuation of health, dental and vision benefits for the Executive and the Executive’s eligible dependents substantially similar to coverage they were receiving immediately prior to termination of the Executive’s employment for the lesser of twelve (12) months after termination of employment or until the Executive secures coverage from new employment (the “Continuation Period”), which continued period of coverage shall run concurrently with the period of COBRA health care continuation provided under Section 4980B of the Code, or, if no such benefit plans are in place on the Termination Date, continuation of the payments set forth in Article II, Section H for the Continuation Period.

(iii) Termination following a Change in Control. The Executive shall have no specific right to terminate this Agreement or right to any severance payments or other benefits solely as a result of a Change in Control (defined below). However, if following a Change in Control, during the Term the Company terminates the Executive’s employment without Cause, or the purchaser or surviving entity following the Change in Control does not offer the Executive a comparable offer of employment, subject to the execution and timely return by the Executive of a release of claims in the form to be delivered by the Company, which release shall, by its terms, be irrevocable no later than the sixtieth (60th) day following the termination of employment, in addition to the receipt of the payments set forth in Article III, Section B(ii), all stock options or similar stock-based rights granted to the Executive shall vest in full and be immediately exercisable and any risk of forfeiture included in stock grants previously made to the Executive shall immediately lapse. For purposes of this Agreement, “Change in Control” shall have the meaning set forth in the LTIP, as such plan may be amended from time to time.

C. Survival. The Executive’s post-termination obligations in Article IV shall continue as provided in this Agreement.

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ARTICLE IV.
Restrictive Covenants

In consideration for (i) the Company’s promise to provide Confidential Information (defined below) to the Executive, (ii) the substantial economic investment made by the Company in the Confidential Information and goodwill of the Company, and/or the business opportunities disclosed or entrusted to the Executive, (iii) access to the Company’s customers and clients, and (iv) the Company’s employment of the Executive pursuant to this Agreement and the compensation and other benefits provided by the Company to the Executive, to protect the Company’s Confidential Information and business goodwill of the Company, the Executive agrees to the following restrictive covenants. For the purposes of this Article IV, the term “Company” shall be read as broadly as possible to include, without limitation, any of its affiliates.

A. Confidentiality.

(i) Confidential Information. During the Executive’s employment, the Company shall grant the Executive otherwise prohibited access to its trade secrets and confidential information which is not known to the Company’s competitors or within the Company’s industry generally, which was developed by the Company over a long period of time and/or at its substantial expense, and which is of great competitive value to the Company, and access to the Company’s customers and clients. For purposes of this Agreement, “Confidential Information” includes any trade secrets or confidential or proprietary information of the Company, including, but not limited to, the following: methods of operation, products, inventions, services, processes, equipment, know-how, technology, technical data, policies, strategies, designs, formulas, developmental or experimental work, improvements, discoveries, research, plans for research or future products and services, database schemas or tables, software, development tools or techniques, training procedures, training techniques, training manuals, business information, marketing and sales methods, plans and strategies, competitors, markets, market surveys, techniques, production processes, infrastructure, business plans, distribution and installation plans, processes and strategies, methodologies, budgets, financial data and information, customer and client information, prices and costs, fees, customer and client lists and profiles, employee, customer and client nonpublic personal information, supplier lists, business records, product construction, product specifications, audit processes, pricing strategies, business strategies, marketing and promotional practices, management methods and information, plans, reports, recommendations and conclusions, information regarding the skills and compensation of employees and contractors of the Company, and other business information disclosed to the Executive by the Company, either directly or indirectly, in writing, orally, or by drawings or observation. “Confidential Information” does not include, and there shall be no obligation hereunder with respect to, information that (i) is generally available to the public on the date of this Agreement or (ii) becomes generally available to the public other than as a result of a disclosure not otherwise permissible hereunder.

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(ii) No Unauthorized Use or Disclosure. The Executive acknowledges and agrees that Confidential Information is proprietary to and a trade secret of the Company and, as such, is a special and unique asset of the Company, and that any disclosure or unauthorized use of any Confidential Information by the Executive will cause irreparable harm and loss to the Company. The Executive understands and acknowledges that each and every component of the Confidential Information (i) has been developed by the Company at significant effort and expense and is sufficiently secret to derive economic value from not being generally known to other parties, and (ii) constitutes a protectable business interest of the Company. The Executive acknowledges and agrees that the Company owns the Confidential Information. The Executive agrees not to dispute, contest, or deny any such ownership rights either during or after the Executive’s employment with the Company. The Executive agrees to preserve and protect the confidentiality of all Confidential Information. The Executive agrees that the Executive shall not during the period of the Executive’s employment with the Company and thereafter, directly or indirectly, disclose to any unauthorized person or use for the Executive’s own account any Confidential Information without the Company’s consent. Throughout the Executive’s employment with the Company thereafter: (i) the Executive shall hold all Confidential Information in the strictest confidence, take all reasonable precautions to prevent its inadvertent disclosure to any unauthorized person, and follow all Company policies protecting the Confidential Information; and (ii) the Executive shall not, directly or indirectly, utilize, disclose or make available to any other person or entity, any of the Confidential Information, other than in the proper performance of the Executive’s duties.

(iii) No Interference. Notwithstanding any other provision of this Agreement, the Executive may disclose Confidential Information when required to do so by a court of competent jurisdiction, by any governmental agency having authority over the Executive or the business of the Company or by any administrative body or legislative body (including a committee thereof) with jurisdiction to order the Executive to divulge, disclose or make accessible such information, following written notice to the Company, which notice shall be given as soon as practicable, so that the Company may seek a protective order or other appropriate remedy. Nothing in this Agreement is intended to interfere with the Executive’s right to (i) report possible violations of state or federal law or regulation to any governmental agency or entity, (ii) make other disclosures that are protected under the whistleblower provisions of state or federal law or regulation, (iii) file a claim or charge with the EEOC, any state human rights commission, or any other government agency or entity, or (iv) testify, assist, or participate in an investigation, hearing, or proceeding conducted by the EEOC, any state human rights commission, or any other government or law enforcement agency, entity or court.

(iv) Defend Trade Secrets Act. The Executive is hereby notified in accordance with the Defend Trade Secrets Act of 2016 that the Executive will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. If the Executive files a lawsuit for retaliation against the Company for reporting a suspected violation of law, the Executive may disclose the Company’s trade secrets to the Executive’s attorney and use the trade secret information in the court proceeding if the Executive files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order.

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(v) Return of Property and Information. Upon the termination of the Executive’s employment for any reason, the Executive shall immediately return and deliver to the Company any and all Confidential Information, software, devices, cell phones, personal data assistants, credit cards, data, reports, proposals, lists, correspondence, materials, equipment, computers, hard drives, papers, books, records, documents, memoranda, manuals, e-mail, electronic or magnetic recordings or data, including all copies thereof, which belong to the Company or relate to the Company’s business and which are in the Executive’s possession, custody or control, whether prepared by the Executive or others. If at any time after termination of the Executive’s employment the Executive determines that the Executive has any Confidential Information in the Executive’s possession or control, the Executive shall immediately return to the Company all such Confidential Information in the Executive’s possession or control, including all copies and portions thereof.

B. Non-Competition. The Executive agrees that during the Restricted Period (defined below), other than in connection with the Executive’s duties under this Agreement, the Executive shall not, and shall not use any Confidential Information to, without the prior written consent of the Company, directly or indirectly, either individually or as a principal, partner, stockholder, manager, agent, consultant, contractor, distributor, employee, lender, investor, or as a director or officer of any corporation or association, or in any other manner or capacity whatsoever, become employed by, control, manage, carry on, join, lend money for, operate, engage in, establish, perform services for, invest in, solicit investors for, consult for, do business with or otherwise engage in any Competing Business (defined below). Notwithstanding the restrictions contained in this Article IV, Section B, the Executive may own an aggregate of not more than two percent (2%) of the outstanding stock of any class of any corporation engaged in a Competing Business, if such stock is listed on a national securities exchange in the United States (or a comparable exchange in a foreign jurisdiction) or regularly traded in the over-the-counter market by a member of a national securities exchange in the United States, without violating the provisions of Article IV, Section B.

For purposes of this Agreement:

(i) “Restricted Period” means during the Executive’s employment with the Company and for a period of twelve (12) months immediately following the date of the Executive’s termination from employment for any reason.

(ii) “Competing Business” means any business or activity that (i) competes with the Company and (ii) involves (A) the same or substantially similar types of products or services (individually or collectively) manufactured, marketed or sold by the Company during Term or (B) products or services so similar in nature to that of the Company during the Term (or that the Company will soon thereafter offer) that they would be reasonably likely to displace substantial business opportunities or customers of the Company. Competing Business shall include, but not be limited to, any entity or person engaged in the business of manufacturing and selling medical devices for the intravascular or intra coronary treatment of vascular diseases, including stents, mesh technologies, and other embolic protection systems, and any other business the Company is engaged in during the Executive’s employment or that was seriously considered by the Company within the two (2) years preceding the date of the Executive’s termination from employment for any reason.

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C. Non-Solicitation. The Executive agrees that during the Restricted Period, other than in connection with Executive’s duties under this Agreement, the Executive shall not, and shall not use any Confidential Information to, directly or indirectly, either as a principal, manager, agent, employee, consultant, officer, director, stockholder, partner, investor or lender or in any other capacity, and whether personally or through other persons:

(i) Solicit business from, interfere with, induce, attempt to solicit business from, interfere with, induce or do business with any actual or prospective customer, client, supplier (including any content providers), manufacturer, vendor or licensor of the Company with whom the Company does or did business;

(ii) attempt to influence, encourage, persuade or induce any actual or prospective customer, client, supplier (including any content providers), manufacturer, vendor or licensor of the Company with whom the Company does or did business to reduce the extent of its business dealings with the Company; or

(iii) Solicit, induce or attempt to solicit or induce, engage or hire, on behalf of the Executive or any other person or entity, any person who is an employee or consultant of the Company or who was employed or engaged by the Company within the preceding twelve (12) months.

D. Non-Disparagement. The Executive agrees that the Company’s goodwill and reputation are assets of great value to the Company which were obtained through great costs, time and effort. Therefore, the Executive agrees that during his employment and after the termination of his employment, the Executive shall not in any way, directly or indirectly, disparage, libel or defame the Company, its beneficial owners or its affiliates, their respective business or business practices, products or services, or employees or agents.

E. Works.

(iv) Assignment of Work Product. For the purposes of this Agreement, the term “Work Product” shall mean, collectively, all work product, information, inventions, original works of authorship, ideas, know-how, processes, designs, computer programs, photographs, illustrations, developments, trade secrets and discoveries, including improvements thereto, that the Executive conceives, creates, develops, makes, reduces to practice, or fixes in a tangible medium of expression, either alone or with others. During the Restricted Period, the Executive agrees that the Executive shall promptly make full written disclosure to the Company of all Work Product conceived, created, developed, made, reduced to practice, or fixed in a tangible medium of expression during the period of the Executive’s employment with the Company. Executive hereby assigns and shall be deemed to have assigned to the Company or its designee, all of the Executive’s right, title, and interest in and to any and all Work Product conceived, created, developed, made, reduced to practice, or fixed in a tangible medium of expression during the period of the Executive’s employment the Company that (a) relates in any manner to the previous, existing or contemplated business, work, or investigations of the Company; (b) is or was suggested by, has resulted or will result from, or has arisen or will arise out of any work that the Executive has done or may do for or on behalf of the Company; (c) has resulted or will result from or has arisen or will arise out of any materials or information that may have been disclosed or otherwise made available to the Executive as a result of duties assigned to the Executive by the Company; or (d) has been or will be otherwise made through the use of the Company’s time, information, facilities, or materials, even if conceived, created, developed, made, reduced to practice, or fixed during other than working hours. The Executive further acknowledges that all original works of authorship that have been or will be made or fixed in a tangible medium of expression by the Executive (solely or jointly with others) within the scope of the Executive’s employment with the Company that are protectable by copyright are “Works Made for Hire,” as that term is defined in the United States Copyright Act. The Executive understands and agrees that the decision whether or not to commercialize or market any Work Product is within the Company’s sole discretion and for the Company’s sole benefit, and that no royalty will be due to the Executive as a result of the Company’s efforts to commercialize or market any such Work Product.

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(v) Patent and Copyright Registrations. The Executive agrees to assist the Company, or its designee, at the Company’s expense, in every proper way to secure the Company’s rights in Work Product in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments, affidavits, and all other instruments which the Company shall deem necessary in order to apply for and obtain such rights and in order to assign and convey to the Company, its successors, assigns, and nominees the sole and exclusive rights, title and interest in and to such Work Product. The Executive further agrees that the Executive’s obligation to execute or cause to be executed, when it is in the Executive’s power to do so, any such instrument or papers shall continue after the termination of this Agreement.

F. Tolling. If the Executive violates any of the restrictions contained in this Article IV, the Restricted Period shall be suspended and shall not run in favor of the Executive from the time of the commencement of any violation until the time when the Executive cures the violation to the satisfaction of the Company.

G. Remedies. The Executive acknowledges that the restrictions contained in Article IV of this Agreement, in view of the nature of the Company’s business and the Executive’s position with the Company, are reasonable and necessary to protect the Company’s legitimate business interests and that any violation of Article IV of this Agreement would result in irreparable injury to the Company. In the event of a breach by the Executive of Article IV of this Agreement, then the Company shall be entitled to a temporary restraining order and injunctive relief restraining the Executive from the commission of any breach. Such remedies shall not be deemed the exclusive remedies for a breach or threatened breach of this Article IV but shall be in addition to all remedies available at law or in equity, including the recovery of damages from the Executive, the Executive’s agents, any future employer of the Executive, and any person that conspires or aids and abets the Executive in a breach or threatened breach of this Agreement.

H. Reasonableness. The Executive hereby represents to the Company that the Executive has read and understands, and agrees to be bound by, the terms of this Article IV. The Executive acknowledges that the scope of the covenants contained in this Article IV are fair and reasonable in light of (i) the nature and wide geographic scope of the operations of the Company’s business; and (ii) the amount of compensation, trade secrets and Confidential Information that the Executive is receiving in connection with the Executive’s employment by the Company.

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I. Reformation. If any of the aforesaid restrictions are found by a court of competent jurisdiction to be unreasonable, or overly broad as to geographic area or time, or otherwise unenforceable, the Parties intend for the restrictions herein set forth to be modified by the court making such determination so as to be reasonable and enforceable and, as so modified, to be fully enforced. By agreeing to this contractual modification prospectively at this time, the Company and the Executive intend to make this provision enforceable under the law or laws of all applicable jurisdictions so that the entire agreement not to compete and this Agreement as prospectively modified shall remain in full force and effect and shall not be rendered void or illegal.

J. No Previous Restrictive Agreements. The Executive represents that, except as disclosed to the Company, the Executive is not bound by the terms of any agreement with any previous employer or other party to refrain from using or disclosing any trade secret or confidential or proprietary information in the course of the Executive’s employment with the Company or to refrain from competing, directly or indirectly, with the business of such previous employer or any other party. The Executive further represents that the Executive’s performance of all the terms of this Agreement and the Executive’s work duties for the Company do not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by the Executive in confidence or in trust prior to the Executive’s employment with the Company. The Executive shall not disclose to the Company or induce the Company to use any confidential or proprietary information or material belonging to any previous employer or others.

ARTICLE V.
Miscellaneous Provisions

A. Governing Law/Forum. The Parties agree that the Agreement shall be governed by and construed under the laws of the State of New York. In the event of any dispute regarding this Agreement, the Parties hereby irrevocably agree to submit to the exclusive jurisdiction of the federal and state courts situated in New York, New York, and the Executive agrees that he shall not challenge personal or subject matter jurisdiction in such courts. The Parties also hereby waive any right to trial by jury in connection with any litigation or disputes under or in connection with this Agreement.

B. Headings. The paragraph headings contained in this Agreement are for convenience only and shall in no way or manner be construed as a part of this Agreement.

C. Severability. In the event that any court of competent jurisdiction holds any provision in this Agreement to be invalid, illegal or unenforceable in any respect, the remaining provisions shall not be affected or invalidated and shall remain in full force and effect.

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D. Reformation. In the event any court of competent jurisdiction holds any restriction in this Agreement to be unreasonable and/or unenforceable as written, the court may reform this Agreement to make it enforceable, and this Agreement shall remain in full force and effect as reformed by the court.

E. Entire Agreement. This Agreement constitutes the entire agreement between the Parties, and fully supersedes any and all prior agreements, understanding or representations between the Parties pertaining to or concerning the subject matter of this Agreement, including, without limitation, the Executive’s employment with the Company. No oral statements or prior written material not specifically incorporated in this Agreement shall be of any force and effect, and no changes in or additions to this Agreement shall be recognized, unless incorporated in this Agreement by written amendment, such amendment to become effective on the date stipulated in it. Any amendment to this Agreement must be signed by all parties to this Agreement. The Executive acknowledges and represents that in executing this Agreement, the Executive did not rely, and has not relied, on any communications, promises, statements, inducements, or representation(s), oral or written, by the Company, except as expressly contained in this Agreement. The Parties represent that they relied on their own judgment in entering into this Agreement.

F. Waiver. No waiver of any breach of this Agreement shall be construed to be a waiver as to succeeding breaches. The failure of either party to insist in any one or more instances upon performance of any terms or conditions of this Agreement shall not be construed as a waiver of future performance of any such term, covenant or condition but the obligations of either party with respect thereto shall continue in full force and effect. The breach by one party to this Agreement shall not preclude equitable relief or the obligations in Article IV.

G. Modification. The provisions of this Agreement may be amended, modified or waived only with the prior written consent of the Company and the Executive, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall be construed as a waiver of such provisions or affect the validity, binding effect or enforceability of this Agreement or any provision hereof.

H. Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective heirs, successors and permitted assigns. The Executive may not assign this Agreement to a third party. The Company may assign its rights, together with its obligations hereunder, to any affiliate and/or subsidiary of the Company or any successor thereto or any purchaser of substantially all of the assets of the Company.

I. Counterparts. This Agreement may be executed in separate counterparts, each of which shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed signature page of this Agreement by facsimile or by electronic mail in portable document format (PDF) will be effective as delivery of a manually executed signature page of this Agreement.

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J. Code Section 409A.

(i) To the extent (A) any payments to which the Executive becomes entitled under this Agreement, or any agreement or plan referenced herein, in connection with the Executive’s termination of employment with the Company constitute deferred compensation subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”); (B) the Executive is deemed at the time of his separation from service to be a “specified employee” under Section 409A of the Code; and (C) at the time of the Executive’s separation from service the Company is publicly traded (as defined in Section 409A of Code), then such payments (other than any payments permitted by Section 409A of the Code to be paid within six (6) months of the Executive’s separation from service) shall not be made until the earlier of (1) the first day of the seventh month following the Executive’s separation from service or (2) the date of the Executive’s death following such separation from service. Upon the expiration of the applicable deferral period, any payments which would have otherwise been made during that period (whether in a single sum or in installments) in the absence of this Article V, Section I shall be paid to the Executive or the Executive’s beneficiary in one lump sum, plus interest thereon at the Delayed Payment Interest Rate (as defined below) computed from the date on which each such delayed payment otherwise would have been made to the Executive until the date of payment. For purposes of the foregoing, the “Delayed Payment Interest Rate” shall mean the national average annual rate of interest payable on jumbo six-month bank certificates of deposit, as quoted in the business section of the most recently published Sunday edition of The New York Times preceding the Executive’s separation from service.

(ii) To the extent any benefits provided under Article III, Section B above are otherwise taxable to the Executive, such benefits shall, for purposes of Section 409A of the Code, be provided as separate in-kind payments of those benefits, and the provision of in-kind benefits during one calendar year shall not affect the in-kind benefits to be provided in any other calendar year.

(iii) In the case of any amounts payable to the Executive under this Agreement, or under any plan of the Company, that may be treated as payable in the form of “a series of installment payments,” as defined in Treas. Reg. §1.409A-2(b)(2)(iii), the Executive’s right to receive such payments shall be treated as a right to receive a series of separate payments for purposes of Treas. Reg. §1.409A-2(b)(2)(iii).

(iv) It is intended that this Agreement comply with or be exempt from the provisions of Section 409A of the Code and the Treasury Regulations and guidance of general applicability issued thereunder, and in furtherance of this intent, this Agreement shall be interpreted, operated, and administered in a manner consistent with such intent.

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IN WITNESS WHEREOF, the Company and the Executive have caused this Agreement to be executed on the date first set forth above, to be binding as of that date.

EXECUTIVE:

/s/ Agustin Gago
Agustin Gago

COMPANY:

InspireMD, Inc.

By:	/s/ James J. Barry
James J. Barry, Ph.D.
President and Chief Executive Officer

/s/ Craig A. Shore
Craig A. Shore
Chief Financial Officer

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